2800 Executive Way
Miramar, FL 33025

spirit.com

Spirit Family,

As promised, I'd like to keep you informed about our evolving response to the COVID-19 coronavirus and the steps we're taking to manage it. Today, there are a number of updates on the impacts to our Spirit Family, our Guests, and our operation.

We continue our efforts around aircraft and airport cleanliness to protect our Spirit Family and Guests. We are working hard on supply chain efforts to maintain and balance supplies across our stations. To minimize potential risk to the Team Members at our OCC, we're now operating two completely separate units with no crossover. Splitting our OCC and relocating some Support Center roles should minimize potential disruption to our network and support teams.

Over the past several days, multiple governments in countries we serve have responded to the virus with air travel restrictions and closures. So far, ten countries we serve have required airlines to limit or completely stop operations. Demand across the industry has fallen to unprecedented lows, with load factors as low as 20-30% for some airlines. As leisure activities are cancelled across the country, our flown load factor has dropped dramatically over the last week and currently sits about 25% lower than last year. We expect it to fall further throughout the month. We've reduced our fares significantly to maintain that volume, but it isn't enough. Due to these developments, we are further reducing our April schedule, removing about 20% of flying including government-mandated cancellations and our previously announced pulldown, and we are removing about 25% of flying from our May schedule as well.

Although none of these changes are expected to be permanent, we don't yet know how long this crisis will last. In the meantime, we're working to continue serving our Guests at all unrestricted destinations, even if it calls for less-than-daily service. I'd like to thank our crew unions, the Association of Flight Attendants (AFA) and the Air Line Pilots Association (ALPA), for shifting our bid process a few days to support our airline's response to this rapid and unprecedented change in demand.

Our Guest Care contact center teams have been working at full capacity, around the clock, responding to COVID-19 coronavirus inquiries. To help handle the volume, we've implemented a new web page that automates the process for Guests to request a reservation credit. Our Spirit.com page for the COVID-19

2800 Executive Way
Miramar, FL 33025

spirit.com

coronavirus includes that link as well as travel advisories for destinations with specific restrictions affecting our Guests.

As I mentioned last week, we're also working to improve our financial footing. This pandemic has triggered the fastest and largest collapse our industry has ever seen. Our liquidity and low-cost business model can help us weather this storm, but there are still many unknowns ahead for which we need to prepare.

The extent of our capacity reduction, duration of our suppressed load factors, and governmental response all remain uncertain. Each of these variables can affect our revenue and put our airline at risk, and as a result, we've been reviewing all planned expenses to further cut costs. With this goal in mind, I will be reducing my salary by 30%. Our Senior and Executive Vice Presidents and Board of Directors are reducing their salaries as well.

The road ahead will be a rocky one, but I'm incredibly proud to be a part of our Spirit Family and grateful to work through this alongside each of you. Our airline will continue to meet the challenges we face, and we will come out of this stronger than before. Thank you for all you do every day, to serve each other and our Guests.

Ted Christie
President & CEO